Exhibit 99.1

St. Jude Medical Reports Third Quarter Results

St. Paul, MN, October 20, 2004 — St. Jude Medical, Inc. (NYSE: STJ) today reported third quarter 2004 sales and earnings. Third quarter 2004 net sales of $578 million represented a $101 million or 21% increase compared to the $477 million reported by the Company in the third quarter of 2003. Favorable foreign currency translation comparisons increased third quarter sales by about $14 million. Net sales for the first nine months of 2004 were $1,683 million, an increase of $269 million or 19% over the $1,414 million reported in the first nine months of 2003. Favorable foreign currency translation comparisons increased sales for the first nine months of 2004 by about $56 million.

Reported net earnings for the third quarter were $91 million or $.49 per diluted share compared to $84 million or $.46 per diluted share in the third quarter of 2003. During the third quarter of 2004, the Company recorded pre-tax special charges totaling $35 million for the previously announced discontinuation of the Company’s Symmetry™ Bypass System Aortic Connector product line. Net earnings, excluding special charges, for the third quarter of 2004 were $113 million or $.61 per diluted share, a $29 million or 35% increase over the $84 million reported in the third quarter of 2003.

Reported net earnings for the first nine months of 2004 were $285 million or $1.54 per diluted share compared to $244 million or $1.31 per diluted share in the first nine months of 2003. Net earnings, excluding special charges, for the first nine months of 2004 were $307 million or $1.66 per diluted share, a $63 million or 26% increase over the $244 million reported in the first nine months of 2003.

On October 11, St. Jude Medical announced that its Board of Directors declared a two-for-one stock split in the form of a 100% stock dividend. The common stock dividend is payable to shareholders of record at the close of business on November 1, 2004. The payment date for the new shares is November 22, 2004. The earnings per share amounts shown in the preceding paragraphs are on a pre-split basis.

Commenting on third quarter financial results, St. Jude Medical Chairman, President and CEO Daniel J. Starks, said, “Our results reflect the successful launch of our cardiac resynchronization therapy (CRT) products in the U.S., and our ability to leverage the related investments in sales and marketing expenses that were incurred during the first half of 2004. ICD sales for the quarter of $157 million represent a 57% increase over the third quarter of 2003 and reflect a clear gain of market share. We now expect full year ICD sales in the range of $570-580 million. We are encouraged that our third quarter sales experience, our ongoing flow of new products and favorable market growth dynamics all support expectations that our ICD program will continue to be a key contributor to the growth of St. Jude Medical in the years ahead.”

Starks continued, “Several milestones occurred during the third quarter consistent with the Company’s long-term goal of diversifying our growth drivers and becoming a leader in medical device technology to help patients suffering from atrial fibrillation (AF). We created a new St. Jude Medical division focused on technology and services to help cure AF, as well as address the broad field of electrophysiology. We are pleased with the integration of Epicor Medical and expect the first U.S. procedures using our proprietary High Intensity Focused Ultrasound (HIFU) system for the ablation of cardiac tissue to occur during the fourth quarter in the context of an expanded training and market development program. In August, we announced the acquisition of Irvine Biomedical, Inc., a privately held company which develops electrophysiology (EP) catheter products used to diagnose and treat cardiac rhythm disorders, including AF. That transaction was completed on October 7. On September 23, we announced a definitive agreement whereby St. Jude Medical will acquire Endocardial Solutions, Inc. (ESI), the developer of the EnSite® System used for navigation and localization of diagnostic and therapeutic catheters used in AF ablation and other electrophysiology catheterization procedures. We expect to complete the ESI transaction either in the fourth quarter of 2004 or the first quarter of 2005.”

The Company reported low-voltage or pacing sales for the third quarter of $225 million, an increase of 9% over the third quarter of 2003. In August, St. Jude Medical announced U.S. Food and Drug Administration (FDA) approval and first implants of the Frontier™ II biventricular (BiV) stimulation device. The Company’s Frontier™ II product and the previously released Frontier™ product are the only devices approved by the FDA for the application of biventricular pacing in the post-AV nodal ablation patient population. St. Jude Medical expects full year pacemaker sales in the range of $902-907 million.

EP catheter sales for the third quarter were $38 million, up 19% over the previous year. The Company expects full-year EP catheter sales in the range of $147-152 million.

Vascular closure device sales for the third quarter were $71 million, up 29% over the third quarter of 2003. The Company expects full year vascular closure sales in the range of $281-286 million. Sales of other cardiology and vascular access products were $23 million in the third quarter.

Cardiac surgery sales for the third quarter were $64 million, an increase of approximately 3% over the third quarter of 2003. The Company expects full year cardiac surgery sales in the range of $274-279 million.

After the effect of the 2 for 1 stock split, the Company expects consolidated EPS for the fourth quarter to be in the range of $.31-$.33 and for the full year 2004 to be in the range of $1.14 to $1.16, exclusive of special charges associated with the discontinuation of the connector product line and in-process R&D charges associated with the completion of the Irvine Biomedical, Inc. transaction and the expected completion of the Endocardial Solutions, Inc. transaction.

St. Jude Medical’s third quarter earnings conference call will be web cast live and archived on October 20, 2004, at 8 AM CDT on the following website (www.sjm.com):

http://phx.corporate-ir.net/phoenix.zhtml?c=73836%p=irol-EventDetails&Eventld=810129.

Any statements made regarding the Company’s anticipated product approvals, sales, expenses and earnings are forward-looking statements which are subject to risks and uncertainties, such as those described in the Financial Report section of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2003 (see pages 11-16). Actual results may differ materially from anticipated results.

St. Jude Medical, Inc. (www.sjm.com) is dedicated to the design, manufacture and distribution of innovative medical devices of the highest quality, offering physicians, patients and payers unmatched clinical performance and demonstrated economic value.

Condensed Consolidated Statements of Earnings
(Data in Thousands, Except EPS)
(Unaudited)

	Three Months Ended September 30, 2004			Three Months Ended Sept 30, 2003	Nine Months Ended September 30, 2004			Nine Months Ended Sept 30, 2003
	Reported	Special Charges	Before Special Charges	Reported	Reported	Special Charges	Before Special Charges	Reported
Net sales	$578,319		$578,319	$477,454	$1,683,497		$1,683,497	$1,413,931
Cost of sales
Cost of sales before special charges	165,918		165,918	146,713	491,614		491,614	447,477
Special charges	12,073	(12,073)			12,073	(12,073)
Total cost of sales	177,991	(12,073)	165,918	146,713	503,687	(12,073)	491,614	447,477
Gross profit	400,328	12,073	412,401	330,741	1,179,810	12,073	1,191,883	966,454
Selling, general & administrative	188,741		188,741	157,586	568,045		568,045	460,586
Research & development	69,645		69,645	58,637	204,095		204,095	174,782
Special charges	23,310	(23,310)			23,310	(23,310)
Operating profit	118,632	35,383	154,015	114,518	384,360	35,383	419,743	331,086
Other income (expense)	680		680	(822)	(764)		(764)	(741)
Earnings before taxes	119,312	35,383	154,695	113,696	383,596	35,383	418,979	330,345
Income tax (expense)	28,134	13,446	41,580	29,560	98,421	13,446	111,867	85,889
Net earnings	$91,178	$21,937	$113,115	$84,136	$285,175	$21,937	$307,112	$244,456
Earnings per share (after stock split)
Basic	$0.26	$0.06	$0.32	$0.24	$0.81	$0.06	$0.87	$0.69
Diluted	$0.25	$0.06	$0.31	$0.23	$0.77	$0.06	$0.83	$0.65
Basic shares outstanding	354,570	354,570	354,570	351,992	352,116	352,116	352,116	356,782
Diluted shares outstanding	370,814	354,570	370,814	369,052	369,960	352,116	369,960	373,314
Earnings per share (before stock split)
Basic	$0.51	$0.12	$0.64	$0.48	$1.62	$0.12	$1.74	$1.37
Diluted	$0.49	$0.12	$0.61	$0.46	$1.54	$0.12	$1.66	$1.31
Basic shares outstanding	177,285	177,285	177,285	175,996	176,058	176,058	176,058	178,391
Diluted shares outstanding	185,407	177,285	185,407	184,526	184,980	176,058	184,980	186,657

(Data in Thousands)
(Unaudited)

	Sept. 30, 2004	Dec. 31, 2003
Cash & equivalents	$585,186	$461,253
Accounts receivable, net	592,869	501,759
Inventories, net	314,782	311,761
Other current assets	186,808	217,564
Property, plant & equipment, net	311,375	301,653
Other assets	983,933	759,492
Total assets	$2,974,953	$2,553,482
Short-term debt	$0	$12,115
Other current liabilities	553,709	498,200
Long-term debt	305,704	351,813
Deferred income taxes	54,519	89,719
Total equity	2,061,021	1,601,635
Total liabilities & equity	$2,974,953	$2,553,482